                                                                                              EXHIBIT 12.1

                                                FIRSTENERGY CORP.

                                 CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                                                                   Year Ended December 31,
                                              -------------------------------------------------------------
                                                1996         1997         1998          1999          2000
                                              --------     --------     --------      --------      --------
                                                                 (Dollars in Thousands)
EARNINGS AS DEFINED IN REGULATION S-K:
  Income before extraordinary items           $315,170    $318,166    $  441,396    $  568,299    $  598,970
  Interest and other charges, before
    reduction for amounts capitalized          255,572     299,606       608,618       585,648       556,194
  Provision for income taxes                   201,295     207,985       321,699       394,827       376,802
  Interest element of rentals charged
    to income (a)                              114,093     142,363       283,869       279,519       271,471
                                              --------    --------    ----------    ----------    ----------
    Earnings as defined                       $886,130    $968,120    $1,655,582    $1,828,293    $1,803,437
                                              ========    ========    ==========    ==========    ==========

FIXED CHARGES AS DEFINED IN REGULATION S-K:
  Interest expense                            $240,146    $284,180    $  542,819    $  509,169       493,473
  Subsidiaries' preferred stock dividend
    requirements                                15,426      15,426        65,299        76,479        62,721
  Adjustments to subsidiaries' preferred
    stock dividends to state on a
    pre-income tax basis                         2,910       2,918        43,370        44,829        32,098
  Interest element of rentals charged to
    income (a)                                 114,093     142,363       283,869       279,519       271,471
                                              --------    --------    ----------    ----------    ----------
    Fixed charges as defined                  $372,575    $444,887    $  935,357    $  909,996    $  859,763
                                              ========    ========    ==========    ==========    ==========

CONSOLIDATED RATIO OF EARNINGS TO FIXED
  CHARGES (b)                                     2.38        2.18          1.77          2.01          2.10
                                                  ====        ====          ====          ====          ====


---------------------------
(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.
(b) These ratios exclude fixed charges applicable to the guarantee of the debt of a coal supplier aggregating $5,093,000, $3,828,000 and $2,209,000 for each of the three years ended December 31, 1998, respectively. The guarantee and related coal supply contract debt expired December 31, 1999.

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